                                                                      EXHIBIT 99

NEWS RELEASE                                [LOGO OF BELL ATLANTIC APPEARS HERE]



FOR IMMEDIATE RELEASE                       Contact:
Oct. 21, 1998                               David Frail
                                            212-395-7726
                                            david.frail@bellatlantic.com



              Bell Atlantic Third Quarter Adjusted EPS Rises 11.3%

                       Operating Income Increases 12.4%;
                   Data, Wireless Drive Higher Revenue Growth

NEW YORK -- Strong operating performance in its key business units produced third quarter 1998 adjusted earnings per share for Bell Atlantic (NYSE:BEL) of 69 cents, 11.3 percent above third quarter 1997 EPS of 62 cents. EPS figures are on a diluted basis. Third quarter adjusted net income of $1.1 billion was
12.7 percent higher than third quarter 1997 net income of $969.4 million.

     Third-quarter results have been adjusted for charges announced on Oct. 13, mainly non-cash in nature, primarily for the completion of a retirement incentive program, write-downs of certain international investments, and merger transition charges. The charges total $.70 per share and result in a reported net loss for the quarter of $ (8.1) million, or one cent per share. In the third quarter of 1997, Bell Atlantic reported a net loss of $ (80.1) million, or five cents per share, due to charges largely for the Bell Atlantic-NYNEX merger.

     Consolidated revenues grew 5.0 percent over third quarter 1997, substantially higher than the growth rate in the first half of the year. Proportionate revenues from Bell Atlantic's Telecom and Global Wireless businesses, which include Bell Atlantic's share of revenue from its unconsolidated wireless investments, increased 7.0 percent.

     Consolidated operating income increased 12.4 percent, to $2.0 billion.

                                   --more--

Bell Atlantic News Release, page 2


     For the first nine months of 1998, adjusted net income available to common shareowners rose 11.5 percent to $3.2 billion, and adjusted EPS was $2.03, 10.3
percent higher than $1.84 in the first nine months of 1997.   Nine-month EPS
figures have been adjusted for special items totaling 82 cents per share in 1998 and 87 cents per share in 1997. Reported net income available to common shareowners was $1.9 billion compared to $1.5 billion in the prior-year period. Reported nine-month EPS was $1.21, compared to $.97 for the first nine months of 1997.

     "With four quarters as a new company under our belt, we can say unequivocally that we have delivered on the promise of the Bell Atlantic-NYNEX merger," said Ivan Seidenberg, Bell Atlantic vice chairman, president and CEO.

     "Our new scale and scope, and the combination of our best operations and marketing practices, have helped us increase sales, improve productivity and achieve expense savings. With our merger synergies, we have been able to produce solid operating results in our key businesses and fund our entry into new markets as well.

     "Now that the impact of the July 1997-June 1998 access charge reductions is behind us, our Telecom revenue growth of four percent tracks more closely with the record business volumes we've been experiencing all year," Seidenberg said. "We're also seeing our first-half marketing initiatives pay off in strong growth in vertical services.

     "Almost half of our Telecom revenue gains came from sales of data-related services, which is a clear sign of where our future opportunities lie. We are rapidly building the network capabilities to provide the high-speed, digital connectivity that our customers require, whether they are global enterprises or small businesses or individual households. We've just launched our mass-market connectivity product, Infospeed DSL(SM), and already the response is exceeding our expectations.

     "A key enabler for data services is long distance entry. We anticipate filing our New York application with the Federal Communications Commission in the fourth quarter, and we are working toward state support in Pennsylvania as well. Given our commitment to open markets, we stand an excellent chance of gaining FCC approval and completing our product set.

     "Wireless, of course, will be part of that product set. Global Wireless did another masterful job of driving subscriber and revenue growth and profitability in the face of intense

                                   --more--

Bell Atlantic News Release, page 3


competition by introducing a new digital pricing model at Bell Atlantic Mobile and accelerating the already rapid growth of our international investments.

     "Global Wireless will set the example for competitive entrepreneurship, innovation and accountability as we reorganize into six business units, each with the resources and people they need to succeed in competitive markets," Seidenberg said. "We're well into the planning process, and we will enter 1999 fully prepared to anticipate and meet customers' requirements for new services and shareowners requirements for earnings growth."

                               Telecom Highlights

     Demand for communications services in the Bell Atlantic region, particularly data and vertical services such as Caller ID, drove Telecom revenue growth up 4.0 percent over third quarter 1997. The number of access lines in service grew 4.5 percent to 41.3 million, and access minutes of use increased
8.5 percent. More than two-thirds of Telecom revenue growth came from sales of data and vertical services.

     Demand for digital data services increased in all markets, particularly in the enterprise (large business) and general business markets:

  . The number of "DS0" circuits in service (digital, high-bandwidth and packet-switched services as measured in 64-kilobit voice-grade equivalents) increased more than 43 percent over third quarter 1997.

  . Revenues from high-bandwidth packet-switched and special access services, and from BANI, Bell Atlantic's network integration business, reached $597 million in the quarter, 30 percent over third quarter 1997 levels.

  . Bell Atlantic ended the quarter with nearly 500,000 basic rate Integrated Services Digital Network (ISDN) lines in service, up 22 percent from third quarter 1997, and the number of primary rate ISDN channels in service more than doubled, to more than 715,000.

In consumer markets:

  . New pricing packages and targeted campaigns drove substantial gains in sales of vertical services such as Caller ID, Return Call, Call Waiting and Home Voice Mail. Revenues from these services were up 15.5 percent compared to the prior-year period. Revenues from Caller ID and Caller ID Deluxe grew 48 percent, as the number of subscribers increased to 6.2 million, with a penetration rate approaching 24 percent. Revenues from Home Voice Mail service rose 19.5 percent.

                                   --more--

Bell Atlantic News Release, page 4


  . Bell Atlantic launched high-capacity digital Infospeed DSL(SM) service on Oct. 5 to consumers in the Washington, D.C. and Pittsburgh areas. Initial results indicate strong interest in the service, which is packaged with Internet access. More than 2,000 requests for the service were registered at the Infospeed website (www.bellatlantic.com/infospeed) in the first week after the launch.

In network services markets:

  . At the end of the quarter, Bell Atlantic was providing other carriers with approximately 540,000 resold access lines and 60,000 unbundled loops.

     Adjusted quarterly network operating expenses of $5.2 billion were 1.8 percent above third quarter 1997 levels, with cash expenses up 1.1 percent, as the company continued to realize expense savings and productivity gains from the Bell Atlantic-NYNEX merger.

                          Global Wireless Highlights

     Global Wireless posted one of its strongest quarters ever, with vigorous performance at Bell Atlantic Mobile (BAM) and PrimeCo Personal Communications, Bell Atlantic's domestic PCS partnership, as well as increasingly strong contributions from its International Wireless portfolio of investments.

     Proportionate subscribers increased 35 percent over third quarter 1997 to
7.9 million, with proportionate net subscriber additions in the quarter totaling 549,000, 53 percent more than in the prior-year period. Domestic properties and international investments each contributed approximately half of the net additions, demonstrating Global Wireless's strength across its entire portfolio.

     Total proportionate revenues for the group increased 27.5 percent and reached $1.2 billion, with international ventures and PrimeCo generating more than 60 percent of the growth. Proportionate operating income reached $242 million, up 33 percent from third quarter 1997.

     Bell Atlantic's domestic wireless properties continued their strong customer and revenue growth. With 207,000 net subscriber additions, BAM ended the quarter with 5.9 million customers, 17 percent higher than third quarter 1997. PrimeCo ended the quarter with 108,000 net subscriber additions and grew its subscriber base 170 percent, to 706,600. BAM revenues for the quarter grew $100 million, or 12.5 percent, to $903 million, and total PrimeCo revenues grew

                                   --more--

Bell Atlantic News Release, page 5


to $131 million, up $76 million over third quarter 1997, with average monthly revenue per subscriber of $57.

       Domestic highlights:

  . BAM's digital subscriber base climbed to more than 565,000 during the quarter, driven in part by the introduction of the company's new DigitalChoice SingleRate(SM) price plans late in the third quarter. Early results indicate the all-inclusive flat rate plans are successfully retaining and attracting high-usage wireless subscribers. Twenty percent of new subscribers in the quarter took a DigitalChoice(SM) plan, and digital subscribers now generate approximately 30 percent of BAM busy-hour network traffic.

  . BAM reduced acquisition costs per new subscriber 11 percent to $202, compared to $226 in the prior-year period. BAM also reduced cash expense per subscriber by over 5 percent to a record low of $23.61.

  . BAM operating cash flow for the quarter was $370 million, with operating cash flow margins exceeding 47 percent. Operating income grew 8 percent to $234.4 million.

  . J.D. Power and Associates' 1998 U.S. Wireless Customer Satisfaction Study(SM) named BAM the leader in overall customer satisfaction among wireless users in New York, Boston, Washington/Baltimore and Pittsburgh. Survey respondents rated call quality the most important factor in their choice.

  . PrimeCo extended its PrimeTravel(SM) digital and analog coverage areas through roaming agreements with several leading wireless carriers, expanding the company's footprint to 90 percent of the U.S. population.

     The International Wireless portfolio set new milestones for net subscriber additions, revenue and operating cash flow. International proportionate subscribers now exceed 1.6 million, as International Wireless made 291,000 proportionate net additions in the quarter, more than double the additions in third quarter 1997. International proportionate revenues doubled over third quarter 1997, climbing to $251 million. Proportionate operating income more than tripled to $49 million, and operating cash flow more than doubled to $70 million.

       International highlights:

  . Grupo Iusacell in Mexico ended the quarter with more than 660,000 subscribers, an increase of 95 percent over third quarter 1997. Iusacell's net customer additions in the quarter were the highest in its history.

  . Omnitel Pronto Italia added more than a million subscribers in the quarter, bringing its total to almost 5 million. Omnitel is now the third-largest wireless carrier in Europe.

                                   --more--

Bell Atlantic News Release, page 6


  . STET Hellas in Greece saw net subscriber additions of 76,000 and ended the quarter with more than 580,000 subscribers, a 68 percent increase over third quarter 1997.


     Bell Atlantic is at the forefront of the new communications and information industry. With 42 million telephone access lines and 8 million wireless customers worldwide, Bell Atlantic companies are premier providers of advanced wireline voice and data services, market leaders in wireless services and the world's largest publishers of directory information. Bell Atlantic companies are also among the world's largest investors in high-growth global communications markets, with operations and investments in 23 countries.

     Bell Atlantic news releases, executive speeches, news media contacts and other useful information are available at Bell Atlantic's News Center on the World Wide Web (www.ba.com). To receive news releases by e-mail, visit the News Center and register for personalized automatic delivery of Bell Atlantic news releases.

     NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Discussion of factors that may affect future results is contained in our recent filings with the Securities and Exchange Commission.

                                      ###



                                   --more--

Bell Atlantic Corporation

---------------------------------------------------
Consolidated Statements of Income
---------------------------------------------------


                                                                   (Dollars in Millions, Except Per Share Amounts)

                                             3 Mos. Ended    3 Mos. Ended                  9 Mos. Ended     9 Mos. Ended
Unaudited                                         9/30/98         9/30/97    % Change           9/30/98          9/30/97   % Change
--------------------------------------------------------------------------------------     ----------------------------------------
Operating Revenues
  Local services                                $ 3,509.7       $ 3,321.5         5.7        $ 10,303.7        $ 9,773.8        5.4
  Network access services                         1,893.4         1,666.2        13.6           5,742.7          5,377.8        6.8
  Long distance services                            488.6           546.7       (10.6)          1,464.7          1,678.1      (12.7)
  Ancillary services                                502.3           465.8         7.8           1,425.8          1,362.7        4.6
  Directory and information services                513.2           496.1         3.4           1,699.5          1,649.4        3.0
  Wireless services                                 979.7           842.0        16.4           2,779.8          2,439.7       13.9
  Other services                                     23.0            35.6       (35.4)             72.6            216.7      (66.5)
                                                --------------------------                   ----------------------------
Total Operating Revenues                          7,909.9         7,373.9         7.3          23,488.8         22,498.2        4.4
                                                --------------------------                   ----------------------------
Operating Expenses
  Employee costs                                  2,792.0         2,337.8        19.4           7,212.4          6,956.9        3.7
  Depreciation and amortization                   1,469.8         1,724.0       (14.7)          4,326.1          4,459.1       (3.0)
  Taxes other than income                           383.3           475.2       (19.3)          1,134.9          1,252.4       (9.4)
  Other operating expenses                        2,134.7         2,415.9       (11.6)          6,020.7          6,102.4       (1.3)
                                                --------------------------                   ----------------------------
Total Operating Expenses                          6,779.8         6,952.9        (2.5)         18,694.1         18,770.8        (.4)
                                                --------------------------                   ----------------------------

Operating Income                                  1,130.1           421.0          NM           4,794.7          3,727.4       28.6

Income (loss) from unconsolidated businesses       (459.9)         (121.5)         NM            (462.6)          (236.9)     (95.3)
Other income and (expense), net                      43.9           (13.0)         NM              99.5            (19.5)        NM
Interest expense                                    358.7           298.1        20.3           1,031.8            918.7       12.3
Provision for income taxes                          362.6            68.5          NM           1,470.2          1,037.4       41.7
                                                --------------------------                   ----------------------------
Income (Loss) from Continuing Operations             (7.2)          (80.1)       91.0           1,929.6          1,514.9       27.4
Extraordinary item
   Early extinguishment of debt, net of tax          (0.9)             --          NM             (23.4)              --         NM
                                                --------------------------                   ----------------------------
Net Income (Loss)                                    (8.1)          (80.1)       89.9           1,906.2          1,514.9       25.8
   Redemption of investee preferred stock              --              --                          (2.5)              --         NM
                                                --------------------------                   ----------------------------
Net Income (Loss) Available to
   Common Shareowners                           $    (8.1)      $   (80.1)       89.9        $  1,903.7        $ 1,514.9       25.7
                                                ==========================                   ============================

Basic Earnings (Loss) per Share                 $    (.01)      $    (.05)       80.0        $     1.23        $     .98       25.5
Weighted average number of common
   shares outstanding (in millions)               1,552.9         1,552.8                       1,552.9          1,551.5

Diluted Earnings (Loss) per Share               $    (.01)      $    (.05)       80.0        $     1.21        $     .97       24.7
Weighted average number of common
   shares-assuming dilution (in millions)         1,552.9         1,552.8                       1,576.8          1,567.1


Notes:

All prior period share and per share amounts have been adjusted to reflect a 2-for-1 stock split declared and paid in the second quarter of 1998


Basic Earnings per Share are based on the weighted-average number of shares outstanding during the period


Diluted Earnings per Share include the dilutive effect of shares issuable under our stock-based compensation plans, which represent the only potential dilutive common shares

For purposes of computing earnings per share amounts, net income available to common shareowners for the nine months ended September 30, 1998 has been reduced by the amount of the premium paid on the redemption of preferred stock by an equity investee


NM  Not meaningful

Bell Atlantic Corporation

-------------------------------------------------------
Earnings Reconciliations
-------------------------------------------------------

                                                              (Dollars in Millions, Except Per Share Amounts)

                                                       -----------------------------
                                                          3 Mos. Ended 9/30/98           3 Mos. Ended 9/30/97
Unaudited                                              Net Income    Diluted EPS       Net Income    Diluted EPS
----------------------------------------------------------------------------------------------------------------
Net Income (Loss) Available to
  Common Shareowners                                   $     (8.1)   $      (.01)      $    (80.1)   $      (.05)
Adjustments:
Merger-related costs
   Direct costs                                                                             182.0            .12
   Employee severance costs                                                                 139.5            .09
   Transition costs                                          31.4            .02             13.0            .01

Special charges & other one-time items                                                      702.8            .45

Special pension enhancement and contract-related            502.0            .32             12.2            .01

International investments                                   542.9            .34

Video-related and other                                      23.9            .02

                                                       ---------------------------------------------------------
Adjusted Earnings                                      $  1,092.1    $       .69       $    969.4    $       .62
                                                       =========================================================

Adjusted Growth                                              12.7%          11.3%


                                                       ---------------------------
                                                           9 Mos. Ended 9/30/98           9 Mos. Ended 9/30/97
                                                        Net Income    Diluted EPS       Net Income    Diluted EPS
                                                       ----------------------------------------------------------
Net Income Available to Common Shareowners              $  1,903.7    $      1.21       $  1,514.9    $       .97
Adjustments:
Merger-related costs
   Direct costs                                                                              182.0            .12
   Employee severance costs                                                                  139.5            .09
   Transition costs                                           65.3            .04             13.0            .01

Special charges & other one-time items                                                       740.4            .47

Special pension enhancement and contract-related             670.0            .42            286.1            .18

International investments                                    542.9            .34

Video-related and other                                       23.9            .02

                                                       ----------------------------------------------------------
Adjusted Earnings                                       $  3,205.8    $      2.03       $  2,875.9    $      1.84
                                                       ==========================================================

Adjusted Growth                                              11.5%          10.3%


Bell Atlantic Corporation

-------------------------------------------------------
Sector Summary
-------------------------------------------------------


                                                           (Dollars in Millions)

                                ------------
Unaudited                       3 Mos. Ended   3 Mos. Ended
                                     9/30/98        9/30/97         % Change
                                ---------------------------------------------
Revenues
   Telecom                           6,932.7        6,663.0              4.0
   Global Wireless (1)               1,214.6          952.7             27.5
                                ---------------------------
Total                            $   8,147.3    $   7,615.7              7.0
                                ===========================


                                ------------
                                3 Mos. Ended   3 Mos. Ended
                                     9/30/98        9/30/97         % Change
                                ---------------------------------------------
Operating Income
   Telecom                           1,782.1        1,602.7             11.2
   Global Wireless (1)                 241.8          181.9             32.9
                                ---------------------------
Total                            $   2,023.9    $   1,784.6             13.4
                                ===========================


                                ------------
                                9 Mos. Ended   9 Mos. Ended
                                     9/30/98        9/30/97         % Change
                                ---------------------------------------------
Revenues
   Telecom                          20,711.0       20,139.0              2.8
   Global Wireless (1)               3,303.2        2,661.5             24.1
                                ---------------------------
Total                            $  24,014.2    $  22,800.5              5.3
                                ===========================


                                ------------
                                9 Mos. Ended   9 Mos. Ended
                                     9/30/98        9/30/97         % Change
                                ---------------------------------------------
Operating Income
   Telecom                           5,411.2        5,113.0              5.8
   Global Wireless (1)                 565.1          378.7             49.2
                                ---------------------------
Total                            $   5,976.3    $   5,491.7              8.8
                                ===========================


Footnote:
(1) Represents Bell Atlantic's proportionate share of ownership interests in its Global Wireless (consolidated and unconsolidated) investments

     Telecom sector results appear on page 10

     Global Wireless sector results appear on pages 11 and 12

Bell Atlantic Corporation

------------------------------------------------------------------------------
Consolidated Adjusted Statements of Income - 3rd Quarter (Adjusted Basis)
------------------------------------------------------------------------------

                                                                  (Dollars in Millions, Except Per Share Amounts)

                                               3 Mos. Ended 9/30/98                  3 Mos. Ended 9/30/97
Unaudited                                      Reported   Adjustments   Adjusted     Reported   Adjustments     Adjusted   % Change
-----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues
 Local services                                $ 3,509.7  $            $ 3,509.7     $ 3,321.5  $              $ 3,321.5      5.7
 Network access services                         1,893.4                 1,893.4       1,666.2      136.1 (5)  $ 1,802.3      5.1
 Long distance services                            488.6                   488.6         546.7                 $   546.7    (10.6)
 Ancillary services                                502.3                   502.3         465.8        1.7 (5)  $   467.5      7.4
 Directory and information services                513.2                   513.2         496.1                 $   496.1      3.4
 Wireless services                                 979.7                   979.7         842.0       19.8 (6)  $   861.8     13.7
 Other services                                     23.0                    23.0          35.6        5.1 (5)  $    40.7    (43.5)
                                               --------------------------------------------------------------------------
Total Operating Revenues                         7,909.9                 7,909.9       7,373.9      162.7        7,536.6      5.0
                                               --------------------------------------------------------------------------

Operating Expenses
 Employee costs                                  2,792.0    (779.8)(1)   2,012.2       2,337.8     (296.0)(7)    2,041.8     (1.4)
 Depreciation and amortization                   1,469.8                 1,469.8       1,724.0     (301.7)(5)    1,422.3      3.3
 Taxes other than income                           383.3                   383.3         475.2      (79.7)(8)      395.5     (3.1)
 Other operating expenses                        2,134.7    (112.2)(2)   2,022.5       2,415.9     (537.8)(9)    1,878.1      7.7
                                               --------------------------------------------------------------------------
Total Operating Expenses                         6,779.8    (892.0)      5,887.8       6,952.9   (1,215.2)       5,737.7      2.6
                                               --------------------------------------------------------------------------

Operating Income                                 1,130.1     892.0       2,022.1         421.0    1,377.9        1,798.9     12.4

Income (loss) from unconsolidated businesses      (459.9)    493.5 (3)      33.6        (121.5)     149.7 (10)      28.2     19.1
Other income and (expense), net                     43.9     (45.4)(3)      (1.5)        (13.0)      (1.2)(5)      (14.2)    89.4
Interest expense                                   358.7     (46.8)(3)     311.9         298.1                     298.1      4.6
Provision for income taxes                         362.6     286.7 (4)     649.3          68.5      476.9 (11)     545.4     19.1
                                               --------------------------------------------------------------------------
Income (Loss) from Continuing Operations            (7.2)  1,100.2       1,093.0         (80.1)   1,049.5          969.4     12.8
Extraordinary item
 Early extinguishment of debt, net of tax           (0.9)                   (0.9)            -                         -       NM
                                               --------------------------------------------------------------------------
Net Income (Loss) Available to
   Common Shareowners                          $    (8.1) $1,100.2      $1,092.1     $   (80.1) $ 1,049.5      $   969.4     12.7
                                               ==========================================================================


Diluted Earnings (Loss) per Share              $    (.01) $   .70       $    .69     $    (.05) $     .67      $     .62     11.3
                                               --------------------------------------------------------------------------
Weighted average number of common
   shares-assuming dilution (in millions)        1,552.9                   1,573.8     1,552.8                   1,573.3


Footnotes:
1998
(1) Adjustment for special pension enhancement and contract-related ($777.3), and merger transition costs ($2.5)
(2) Adjustment for merger transition costs ($49.1), international investments ($38.8) and video & other ($24.3)
(3)  Adjustment for international investments ($485.1) and video & other ($8.4)
(4)  Tax effects of items (1) through (3) above

1997
(5)  Adjustment related to special charges
(6)  Adjustment related to an accounting reclass for BAM promotions
(7) Adjustment for merger-related costs ($277.1) and special pension enhancement ($18.9)
(8)  Adjustment for merger-related costs ($25.0) and special charges ($54.7)
(9) Adjustment for merger-related costs ($141.3), special charges ($416.3) offset by an increase for an accounting reclass for BAM promotions ($19.8)
(10) Adjustment for special charges and other one-time items
(11) Tax effects of items (5) through (10) above

-------------------------------------------------------------------------------
Consolidated Adjusted Statements of Income - Year-to-Date (Adjusted Basis)
-------------------------------------------------------------------------------

                                                                                     (Dollars in Millions, Except Per Share Amounts)

                                                9 Mos. Ended 9/30/98                   9 Mos. Ended 9/30/97
Unaudited                                       Reported   Adjustments     Adjusted    Reported   Adjustments    Adjusted   % Change
------------------------------------------------------------------------------------------------------------------------------------
Operating Revenues
 Local services                                 $10,303.7  $               $10,303.7  $ 9,773.8   $   83.0 (5)   $ 9,856.8      4.5
 Network access services                          5,742.7                    5,742.7    5,377.8      136.1 (6)     5,513.9      4.1
 Long distance services                           1,464.7                    1,464.7    1,678.1                    1,678.1    (12.7)
 Ancillary services                               1,425.8                    1,425.8    1,362.7        1.7 (6)     1,364.4      4.5
 Directory and information services               1,699.5                    1,699.5    1,649.4                    1,649.4      3.0
 Wireless services                                2,779.8                    2,779.8    2,439.7                    2,439.7     13.9
 Other services                                      72.6                       72.6      216.7        5.1 (6)       221.8    (67.3)
                                                ----------------------------------------------------------------------------
Total Operating Revenues                         23,488.8                   23,488.8   22,498.2      225.9        22,724.1      3.4
                                                ----------------------------------------------------------------------------

Operating Expenses
 Employee costs                                   7,212.4   (1,059.7)(1)     6,152.7    6,956.9     (741.9)(7)     6,215.0     (1.0)
 Depreciation and amortization                    4,326.1                    4,326.1    4,459.1     (301.7)(6)     4,157.4      4.1
 Taxes other than income                          1,134.9                    1,134.9    1,252.4      (79.7)(8)     1,172.7     (3.2)
 Other operating expenses                         6,020.7     (161.4)(2)     5,859.3    6,102.4     (461.6)(9)     5,640.8      3.9
                                                ----------------------------------------------------------------------------
Total Operating Expenses                         18,694.1   (1,221.1)       17,473.0   18,770.8   (1,584.9)       17,185.9      1.7
                                                ----------------------------------------------------------------------------

Operating Income                                  4,794.7    1,221.1         6,015.8    3,727.4    1,810.8         5,538.2      8.6

Income (loss) from unconsolidated businesses       (462.6)     493.5 (3)        30.9     (236.9)     179.7 (10)      (57.2)      NM
Other income and (expense), net                      99.5      (45.4)(3)        54.1      (19.5)      (1.2)(6)       (20.7)      NM
Interest expense                                  1,031.8      (46.8)(3)       985.0      918.7      (13.0)(5)       905.7      8.8
Provision for income taxes                        1,470.2      413.9 (4)     1,884.1    1,037.4      641.3 (11)    1,678.7     12.2
                                                ----------------------------------------------------------------------------
Income from Continuing Operations                 1,929.6    1,302.1         3,231.7    1,514.9    1,361.0         2,875.9     12.4
Extraordinary item
 Early extinguishment of debt, net of tax           (23.4)                     (23.4)                                            NM
                                                ----------------------------------------------------------------------------
Net Income                                        1,906.2    1,302.1         3,208.3    1,514.9    1,361.0         2,875.9     11.6
 Redemption of investee preferred stock              (2.5)                      (2.5)         -                          -
                                                ----------------------------------------------------------------------------
Net Income Available to
   Common Shareowners                           $ 1,903.7  $ 1,302.1       $ 3,205.8  $ 1,514.9   $1,361.0       $ 2,875.9     11.5
                                                =============================================================================

Diluted Earnings per Share                      $    1.21  $     .82       $    2.03  $     .97   $    .87       $    1.84     10.3
                                                ----------------------------------------------------------------------------
Weighted average number of common
   shares-assuming dilution (in millions)         1,576.8                    1,576.8    1,567.1                    1,567.1

Footnotes:
1998
(1) Adjustment for special pension enhancement and contract-related ($1,051.4), and merger transition costs ($8.3)
(2) Adjustment for merger transition costs ($98.3), international investments ($38.8) and video & other items ($24.3)
(3)  Adjustment for international investments ($485.1) and video & other ($8.4)
(4)  Tax effects of items (1) and (3) above

1997
(5)  Restated for reclass adjustment
(6)  Adjustment related to special charges
(7) Adjustment for merger-related costs ($277.1), special pension enhancement ($453.1) and special charges ($11.7)
(8)  Adjustment for merger-related costs ($25.0) and special charges ($54.7)
(9) Adjustment for merger-related costs ($141.3), special charges ($416.3) offset by an increase for a reclass adjustment ($96.0)
(10) Adjustment for special charges and other one-time items
(11) Tax effects of items (5) - (10) above

----------------------------------------------------------------
Selected Financial and Operating Statistics
----------------------------------------------------------------

                                                                 (Dollars in Millions, Except Per Share Amounts)

                                                    3 Mos. Ended       3 Mos. Ended          9 Mos. Ended        9 Mos. Ended
Unaudited                                                9/30/98            9/30/97               9/30/98             9/30/97
------------------------------------------------------------------------------------       -----------------------------------
Debt ratio-end of period                                                                            61.5%               60.5%

Return on average common equity-adjusted basis             31.7%              28.0%                 31.8%               28.3%

Return on average assets-adjusted basis                     7.9%               7.3%                  7.8%                7.2%

Book value per common share                                                                  $      8.12         $      8.08

Cash dividends declared per common share            $      .385        $      .385           $     1.155         $     1.125

Common shares outstanding (in millions)
   End of period                                                                                 1,552.3             1,553.3

Capital expenditures
   Telecom                                          $     1,691        $     1,604           $     4,784         $     4,034
   Domestic cellular                                        178                164                   444                 664
   Other                                                     68                 40                   193                 185
                                                  ----------------------------------       -----------------------------------
   Total                                            $     1,937        $     1,808           $     5,421         $     4,883
                                                  ==================================       ===================================

Employees
   Telecom                                                                                       129,435             132,117
   Other                                                                                          10,313               9,684
                                                                                           -----------------------------------
   Total                                                                                         139,748             141,801
                                                                                           ===================================


Note:

All prior period share and per share amounts have been adjusted to reflect a 2-for-1 stock split declared and paid in the second quarter of 1998

---------------------------------------------------------------
Consolidated Balance Sheets
---------------------------------------------------------------

                                                                                                            (Dollars in Millions)

Unaudited                                                           9/30/98       9/30/97    $ Change       12/31/97    $ Change
----------------------------------------------------------------------------------------------------------------------------------
Assets
   Current assets
    Cash and cash equivalents                                    $    620.8    $    315.8    $   305.0    $    322.8    $   298.0
    Short-term investments                                            163.7         166.8         (3.1)        720.6       (556.9)
    Accounts receivable, net                                        6,424.1       6,147.2        276.9       6,340.8         83.3
    Inventories                                                       571.2         516.0         55.2         550.3         20.9
    Prepaid expenses                                                  592.1         730.5       (138.4)        634.0        (41.9)
    Other                                                             535.2         579.0        (43.8)        432.3        102.9
                                                               -------------------------------------------------------------------
   Total current assets                                             8,907.1       8,455.3        451.8       9,000.8        (93.7)
                                                               -------------------------------------------------------------------
   Plant, property and equipment                                   81,714.6      76,470.8      5,243.8      77,437.2      4,277.4
    Less accumulated depreciation                                  45,487.3      41,746.3      3,741.0      42,397.8      3,089.5
                                                               -------------------------------------------------------------------
                                                                   36,227.3      34,724.5      1,502.8      35,039.4      1,187.9
                                                               -------------------------------------------------------------------
   Investments in unconsolidated businesses                         4,846.5       5,137.4       (290.9)      5,144.2       (297.7)
   Other assets                                                     5,017.4       4,573.7        443.7       4,779.7        237.7
                                                               -------------------------------------------------------------------
Total Assets                                                     $ 54,998.3    $ 52,890.9    $ 2,107.4    $ 53,964.1    $ 1,034.2
                                                               ===================================================================

Liabilities and Shareowners' Investment
   Current liabilities
    Debt maturing within one year                                $  1,924.3    $  6,131.7    $(4,207.4)   $  6,342.8    $(4,418.5)
    Accounts payable and accrued liabilities                        6,254.1       5,444.6        809.5       5,966.4        287.7
    Other                                                           1,399.3       1,536.7       (137.4)      1,355.0         44.3
                                                               -------------------------------------------------------------------
   Total current liabilities                                        9,577.7      13,113.0     (3,535.3)     13,664.2     (4,086.5)
                                                               -------------------------------------------------------------------
  Long-term debt                                                   18,200.9      13,071.4      5,129.5      13,265.2      4,935.7
                                                               -------------------------------------------------------------------
   Employee benefit obligations                                    10,437.9      10,031.4        406.5      10,004.4        433.5
                                                               -------------------------------------------------------------------
   Deferred credits and other liabilities
    Deferred income taxes                                           2,120.4       1,826.5        293.9       2,106.2         14.2
                                                               -------------------------------------------------------------------
    Unamortized investment tax credits                                229.0         258.8        (29.8)        250.7        (21.7)
                                                               -------------------------------------------------------------------
    Other                                                             697.6         956.9       (259.3)        772.6        (75.0)
                                                               -------------------------------------------------------------------
   Minority interest, including a portion subject to
    redemption requirements                                           930.2         948.5        (18.3)        911.2         19.0
                                                               -------------------------------------------------------------------
   Preferred stock of subsidiary                                      200.5         135.0         65.5         200.5            -
                                                               -------------------------------------------------------------------

   Shareowners' investment
    Common stock                                                      157.6         157.6            -         157.6            -
    Contributed capital                                            13,303.7      13,196.6        107.1      13,176.8        126.9
    Reinvested earnings                                             1,064.0         994.3         69.7       1,261.6       (197.6)
    Accumulated other comprehensive loss                             (719.8)       (529.0)      (190.8)       (553.3)      (166.5)
                                                               -------------------------------------------------------------------
                                                                   13,805.5      13,819.5        (14.0)     14,042.7       (237.2)
    Less common stock in treasury, at cost                            632.7         580.4         52.3         590.5         42.2
    Less deferred compensation-employee stock ownership plans         568.7         689.7       (121.0)        663.1        (94.4)
                                                               -------------------------------------------------------------------
   Total shareowners' investment                                   12,604.1      12,549.4         54.7      12,789.1       (185.0)
                                                               -------------------------------------------------------------------
Total Liabilities and Shareowners' Investment                    $ 54,998.3    $ 52,890.9    $ 2,107.4    $ 53,964.1    $ 1,034.2
                                                               ===================================================================

-------------------------------------------------------------------------------
Consolidated Statements of Cash Flows
-------------------------------------------------------------------------------

                                                                                                           (Dollars in Millions)

                                                                               ------------
                                                                               9 Mos. Ended       9 Mos. Ended
Unaudited                                                                           9/30/98            9/30/97         $ Change
--------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net Income                                                                        $ 1,906.2          $ 1,514.9         $  391.3
Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization                                                   4,326.1            4,459.1           (133.0)
    Extraordinary item, net of tax                                                     23.4                  -             23.4
    Loss from unconsolidated businesses                                               462.6              236.9            225.7
    Dividends received from unconsolidated businesses                                 128.6              145.9            (17.3)
    Amortization of unearned lease income                                             (86.9)             (80.2)            (6.7)
    Deferred income taxes, net                                                        (19.0)            (173.3)           154.3
    Investment tax credits                                                            (21.7)             (59.9)            38.2
    Other items, net                                                                  231.9              (39.3)           271.2
    Changes in certain assets and liabilities, net of effects
     from acquisition/disposition of businesses                                       399.2               (3.6)           402.8
                                                                               -------------------------------------------------
Net cash provided by operating activities                                           7,350.4            6,000.5          1,349.9
                                                                               -------------------------------------------------

Cash Flows from Investing Activities
Net change in short-term investments                                                  560.4              175.4            385.0
Additions to plant, property and equipment                                         (5,421.3)          (4,883.1)          (538.2)
Proceeds from sale of plant, property and equipment                                     2.8                1.6              1.2
Investment in leased assets                                                           (77.9)            (109.2)            31.3
Proceeds from leasing activities                                                      139.2               62.0             77.2
Acquisition of business, less cash acquired                                           (61.9)                 -            (61.9)
Investment in notes receivable                                                         (7.2)             (32.8)            25.6
Proceeds from notes receivable                                                         20.8               34.1            (13.3)
Investments in unconsolidated businesses, net                                        (529.0)            (574.3)            45.3
Proceeds from TCNZ share repurchase plan                                                  -              114.6           (114.6)
Proceeds from disposition of businesses                                                20.8              360.6           (339.8)
Other, net                                                                            (55.0)             157.3           (212.3)
                                                                               -------------------------------------------------
Net cash used in investing activities                                              (5,408.3)          (4,693.8)          (714.5)
                                                                               -------------------------------------------------

Cash Flows from Financing Activities
Proceeds from borrowings                                                            6,105.1              436.0          5,669.1
Principal repayments of borrowings and capital lease obligations                     (506.3)            (505.7)             (.6)
Early extinguishment of debt                                                         (650.0)                 -           (650.0)
Net change in short-term borrowings with original maturities of three
 months or less                                                                    (4,561.5)           1,031.3         (5,592.8)
Dividends paid                                                                     (1,783.8)          (1,768.3)           (15.5)
Proceeds from sale of common stock                                                    423.8              484.4            (60.6)
Purchase of common stock for treasury                                                (784.4)            (564.4)          (220.0)
Minority interest                                                                         -                (.1)              .1
Reduction in preferred stock of subsidiary                                                -              (10.0)            10.0
Net change in outstanding checks drawn on controlled disbursement accounts            113.0             (343.5)           456.5
                                                                               -------------------------------------------------
Net cash used in financing activities                                              (1,644.1)          (1,240.3)          (403.8)
                                                                               -------------------------------------------------

Increase in cash and cash equivalents                                                 298.0               66.4            231.6
Cash and cash equivalents, beginning of period                                        322.8              249.4             73.4
                                                                               -------------------------------------------------
Cash and cash equivalents, end of period                                          $   620.8          $   315.8         $  305.0
                                                                               =================================================

-----------------------------------------------------------------
Telecom Sector - Financial Results (Adjusted Basis)
-----------------------------------------------------------------

                                                                                                            (Dollars in Millions)

                                      3 Mos. Ended   3 Mos. Ended                     9 Mos. Ended    9 Mos. Ended
Unaudited                                  9/30/98        9/30/97    % Change              9/30/98         9/30/97     % Change
------------------------------------------------------------------------------      --------------------------------------------
Operating Revenues
  Local services                      $    3,525.5      $ 3,333.7         5.8         $   10,349.2      $  9,896.2          4.6
  Network access services                  1,893.6        1,802.4         5.1              5,742.9         5,514.2          4.1
  Long distance services                     488.7          546.4       (10.6)             1,464.8         1,678.1        (12.7)
  Ancillary services                         511.7          484.5         5.6              1,454.6         1,401.1          3.8
  Directory and information services         513.2          496.0         3.5              1,699.5         1,649.4          3.0
                                      ----------------------------                    -----------------------------
Total Operating Revenues              $    6,932.7      $ 6,663.0         4.0         $   20,711.0      $ 20,139.0          2.8
                                      ----------------------------                    -----------------------------

Operating Expenses
  Employee costs                           1,888.4        1,905.4         (.9)             5,742.7         5,786.5          (.8)
  Depreciation and amortization            1,322.2        1,271.9         4.0              3,888.6         3,731.6          4.2
  Taxes other than income                    371.4          368.8          .7              1,074.8         1,102.5         (2.5)
  Other operating expenses                 1,568.6        1,514.2         3.6              4,593.7         4,405.4          4.3
                                      ----------------------------                    -----------------------------
Total Operating Expenses              $    5,150.6      $ 5,060.3         1.8         $   15,299.8      $ 15,026.0          1.8
                                      ----------------------------                    -----------------------------

Operating Income                      $    1,782.1      $ 1,602.7        11.2         $    5,411.2      $  5,113.0          5.8
Operating Income Margin                      25.7%          24.1%                            26.1%           25.4%

Operating Cash Flow                   $    3,104.3      $ 2,874.6         8.0         $    9,299.8      $  8,844.6          5.1
Operating Cash Flow Margin                   44.8%          43.1%                            44.9%           43.9%

------------------------------------------------------------------------------        -----------------------------------------

Operating Statistics
Access lines in service (in thousands)
  Residence                                                                                 25,956          25,068*         3.5
  Business                                                                                  14,798          13,911*         6.4
  Public                                                                                       522             524          (.4)
                                                                                       ----------------------------
Total                                                                                       41,276          39,503          4.5
                                                                                       ----------------------------

ISDN (BRI lines)  (000)                                                                        499             409         22.0

Access minutes of use (in millions)         43,883         40,456         8.5              128,841         118,773          8.5

Employees per 10,000 access lines (1)                                                         29.0            31.0         (6.5)

High Capacity and Digital Data
Revenues (in millions)
  Wideband Transport (2)                     392.5          313.5        25.2              1,113.2           881.3         26.3
  Fast Packet Services and ISDN (3)          129.4           79.8        62.2                341.8           214.5         59.3
  Data Solutions                              74.8           65.7        13.9                199.2           168.3         18.4
                                      ----------------------------                    -----------------------------
Total Revenues                        $      596.7        $ 459.0        30.0         $    1,654.2      $  1,264.1         30.9
                                      ============================                    =============================



Volumes in service (000s) (4)
  Total DSO Equivalents  (5)                                                                15,702          10,941         43.5
                                                                                      -----------------------------

      PRI ISDN (6)                                                                             720             393         83.2
      Frame Relay (6)                                                                          509             249        104.4
      ATM Cell Relay (6)                                                                       404              80        405.0


Footnotes:
(1)  Calculated based on employees of telephone operations only

(2) Circuit based dedicated transport services such as DDS, DS1, DS3 and Sonet based services, used to carry local and access traffic, both voice and data

(3) Fast packet data transport services such as Frame Relay, SMDS and ATM, as well as ISDN

(4) All volumes exclude Bell Atlantic Official Company Service or Network Facilities

(5) Includes Digital DSO (excludes analog) and above circuits (e.g. Digital DSO, DS1, DS3), including packet based services, converted to a DSO or 64 KBS transmission rate

(6)  Volumes are expressed as DSO equivalents

*    Restated from amounts previously disclosed

------------------------------------------------------------------------------
Global Wireless Sector - Proportionate Results
------------------------------------------------------------------------------

                                                                                    (Dollars in Millions, except subscriber amounts)

                                           3 Mos. Ended    3 Mos. Ended                     9 Mos. Ended   9 Mos. Ended
Unaudited                                       9/30/98         9/30/97    % Change              9/30/98        9/30/97    % Change
------------------------------------------------------------------------------------      ------------------------------------------
Combined Global Wireless

Selected Financial Results
Revenues                                      $ 1,214.6       $   952.7        27.5            $ 3,303.2      $ 2,661.5        24.1
Operating income                              $   241.8       $   181.9        32.9            $   565.1      $   378.7        49.2
Operating cash flow                   (1)     $   420.6       $   327.4        28.5            $ 1,093.3      $   777.5        40.6

Selected Operating Data
Subscribers (000)                                 7,878           5,827        35.2                7,878          5,827        35.2
Subscriber net adds in period (000)                 549             360        52.5                1,429          1,083        31.9
POPs (000)                                      180,497         175,117         3.1              180,497        175,117         3.1

------------------------------------------------------------------------------------      ------------------------------------------
Bell Atlantic Mobile                  (2)

Selected Financial Results
Revenues                                      $   903.0       $   802.7        12.5            $ 2,558.0      $ 2,277.5        12.3
Operating income                              $   234.4       $   216.1         8.5            $   619.3      $   535.4        15.7
Operating cash flow                           $   370.0       $   327.0        13.1            $ 1,006.9      $   843.9        19.3

Selected Operating Data
Subscribers (000)                                 5,914           5,064        16.8                5,914          5,064        16.8
Subscriber net adds in period (000)                 207             189         9.5                  558            654       (14.7)
Controlled POPs (000)                            57,190          56,830          .6               57,190         56,830          .6

PrimeCo Personal Communications       (3)

Selected Financial Data
Revenues                                      $    60.8       $    26.0          NM            $   165.1      $    61.0          NM
Operating income                              $   (42.0)      $   (49.3)       14.8            $  (153.1)     $  (165.3)        7.4
Operating cash flow                           $   (19.4)      $   (32.7)       40.7            $   (79.9)     $  (118.4)       32.5

Selected Operating Data
Subscribers (000)                                   329             122          NM                  329            122          NM
Subscriber net adds in period (000)                  51              28        82.1                  148            104        42.3
POPs (000)                                       28,487          28,487           -               28,487         28,487           -

------------------------------------------------------------------------------------      ------------------------------------------
International Wireless Operations     (4)

Selected Financial Data
Revenues                                      $   250.8       $   124.0          NM            $   580.1      $   323.0        79.6
Operating income                              $    49.4       $    15.1          NM            $    98.9      $     8.6          NM
Operating cash flow                           $    70.0       $    33.1          NM            $   166.3      $    52.0          NM

Selected Operating Data
Subscribers (000)                                 1,635             641          NM                1,635            641          NM
Subscriber net adds in period (000)                 291             143          NM                  723            325          NM
POPs (000)                                       94,820          89,800         5.6               94,820         89,800         5.6


Footnotes:
(1)  Operating cash flow equals operating income plus depreciation and amortization
(2) Bell Atlantic Mobile results reflect consolidated results for all controlled markets
(3)  Represents 46.7% of total PrimeCo Personal Communications
(4) Represents Bell Atlantic's proportionate share of International wireless investments including consolidated, equity method, and cost basis investments
NM   Not meaningful

-------------------------------------------------------
Bell Atlantic Mobile Results
-------------------------------------------------------

                                                                 (Dollars in Millions, except subscriber amounts)

                                            3 Mos. Ended    3 Mos. Ended                    9 Mos. Ended   9 Mos. Ended
Unaudited                                        9/30/98         9/30/97    % Change             9/30/98        9/30/97    % Change
-------------------------------------------------------------------------------------       ---------------------------------------
Bell Atlantic Mobile                  (1)

Selected Financial Results
Revenues                                      $    903.0    $      802.7        12.5        $    2,558.0   $    2,277.5        12.3
Less: Incollect revenues                            81.3            71.0        14.5               214.8          175.7        22.3
Less: Equipment revenues                            39.8            33.2        19.9               117.5           94.9        23.8
                                              ---------------------------                 ------------------------------
Service revenues                              $    781.9    $      698.5        11.9        $    2,225.7   $    2,006.9        10.9
                                              ---------------------------                 ------------------------------

Operating income                              $    234.4    $      216.1         8.5        $      619.3   $      535.4        15.7
Operating cash flow                           $    370.0    $      327.0        13.1        $    1,006.9   $      843.9        19.3
Operating cash flow margin            (2)            47%             47%                             45%            42%
Capital expenditures, excluding acquisitions       178.5           163.9         8.9               444.0          663.9       (33.1)

Selected Operating Data
Subscribers (000)                                  5,914           5,064        16.8               5,914          5,064        16.8
Penetration                           (3)          10.3%            8.9%                           10.3%           8.9%
Subscriber net adds in period (000)                  207             189         9.5                 558            654       (14.7)
Controlled POPs (000)                 (4)         57,190          56,830          .6              57,190         56,830          .6
Owned POPs (000)                      (5)         55,306          54,944          .7              55,306         54,944          .7

Churn rate                                         1.82%           1.66%                           1.80%          1.70%
Total revenue per subscriber                  $    51.76    $      53.84        (3.9)       $      50.72   $      53.26        (4.8)
Service revenue per subscriber                $    44.82    $      46.85        (4.3)       $      44.13   $      46.93        (6.0)
Cash expense per subscriber                   $    23.61    $      24.92        (5.3)       $      24.17   $      27.20       (11.1)
Acquisition cost per add              (6)     $      202    $        226       (10.6)       $        207   $        223        (7.2)

Footnotes:
(1) Bell Atlantic Mobile results reflect consolidated results for all controlled markets
(2) Operating cash flow margin is calculated by dividing operating cash flow by service revenues
(3)  Penetration is calculated by dividing subscribers by controlled POPs
(4) Controlled POPs represent the total number of POPs for which Bell Atlantic Mobile has operating control
(5) Owned POPs represent Bell Atlantic Mobile percentage ownership in all licensed markets
(6)  Acquisition cost per add includes commissions and loss on handsets